<DOCUMENT>
<TYPE>EX1A-15 ADD EXHB
<SEQUENCE>1
<FILENAME>shareholder-resolution.txt
<DESCRIPTION>SHAREHOLDER RESOLUTION
<TEXT>
                   SHAREHOLDER RESOLUTION
                             OF
                   ARC287BC Corporation

We, the undersigned, being all the shareholders of ARC287BC, organized and existing under the laws of the State of New Jersey, and having principal place of business at 232 Union Blvd., Totowa, NJ 07512(the "Company"),
hereby certify that the following is a true and correct copy of a resolution duly adopted at a meeting of the Shareholders of the Company, duly held and convened on October 2, 2016.

The meeting was called to order. It was detennined that a quorum was present in person, such that the meeting could conduct business, and that such resolution has not been modified, rescinded or revoked, and is at present in full force and effect.

The following shareholders were present:

Names of Shareholders    Number of Shares

Wilson X. Bezerra         1

The Secretary determined and reported that notice of the meeting had been given or waived by Shareholders in accordance with the bylaws.

We do hereby consent to the adoption of the following, as if it was adopted at a regularly called meeting of the Shareholders of the Company, in accordance with the relevant state laws, and the bylaws of the Company, by unanimous consent, the
Shareholders decided that:

The Company shall sell 50,000,000 (fifty million) shares of its common stock at a price of $1.00 (one and no/I 00 dollars US) per share by way of a Regulation A offering. This offering shall commence immediately.

Therefore, it is resolved that:

The Company shall sell 50,000,000 (fifty million) shares of its common stock at a price of$ l.00 (one and no/100 dollars US) per share by way of a Regulation A offering. This offering shall commence immediately.

The Board of Directors and Officers of the Company are authorized to perfonn the acts to carry out this Shareholder Resolution.

/s/Wilson X. Bezerra

Wilson X. Bezerra
Printed Name

Date: October 2, 2016

   CERTIFICATION OF SECRETARY

The Secretary of the Company hereby certifies that he is the duly elected and qualified Secretary of the Company and certifies that the above is a true and correct record of the Shareholders resolution that was duly adopted by the
Company on October 2, 2016.

/s/Wilson X. Bezerra
By: Wilson X. Bezerra
Chief Executive Officer, chairman, Secretary
Wilson X. Bezerra
</TEXT>
</DOCUMENT>